Exhibit 99.1

PRESS RELEASE

Contacts:    Don R. Madison, CFO
Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES
FISCAL 2018 SECOND QUARTER RESULTS

HOUSTON — MAY 8, 2018 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2018 second quarter ended March 31, 2018.
Revenues for the second quarter of fiscal 2018 were $101.5 million, compared to revenues of $90.2 million for the first quarter of 2018 and revenues of $104.7 million for the second quarter of fiscal 2017. The Company reported a net loss for the second quarter of $3.3 million, or $0.29 per diluted share, compared to a net loss of $5.7 million, or $0.49 per diluted share for the first quarter of fiscal 2018 and a net loss of $0.8 million, or $0.07 per diluted share, for the second quarter of fiscal 2017.
Brett A. Cope, Powell’s President and Chief Executive Officer, stated, “Our second quarter 2018 results reflect improvements in operations and a strengthening backlog, both in terms of volumes and improved price levels, over fiscal 2017. Customer sentiment in some of our end markets continues to improve, commercial and municipal projects in particular, as the outlook for U.S. infrastructure strengthens. We are now beginning to see customer activity around several larger projects which appear to be moving toward funding decisions between now and into fiscal

2019. After-market, brownfield opportunities remain steady as the need for smaller, short-cycle service work continues.”
New orders placed during the second quarter of fiscal 2018 totaled $142 million compared to $100 million in the first quarter of fiscal 2018 and compared to $62 million in the second quarter of fiscal 2017. The Company’s backlog as of March 31, 2018 was $300 million compared to $260 million as of December 31, 2017 and compared to $228 million at the end of last year’s second quarter.

OUTLOOK
Powell continues to expect a net loss in fiscal 2018. However, the Company estimates its second half fiscal 2018 performance to show an improvement over the first half as new customer orders have improved as anticipated.

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 9, 2018 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 16, 2018. To access the replay, dial 201-612-7415 using a passcode of 13678469#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six months ended March 31,
	2018	2017	2018	2017
(In thousands, except per share data)
	(Unaudited)

Revenues	$101,505	$104,680	$191,689	$215,021
Cost of goods sold	89,084	88,858	168,713	184,200
Gross profit	12,421	15,822	22,976	30,821

Selling, general and administrative expenses	16,073	15,994	32,288	31,692
Research and development expenses	1,636	1,623	3,294	3,092
Amortization of intangible assets	44	88	117	176
Restructuring and separation expenses	—	840	—	840
Operating loss	(5,332)	(2,723)	(12,723)	(4,979)

Other income	—	(507)	(507)	(1,015)
Interest expense	51	47	102	81
Interest income	(293)	(89)	(495)	(131)
Loss before income taxes	(5,090)	(2,174)	(11,823)	(3,914)

Income tax benefit	(1,760)	(1,345)	(2,831)	(2,786)

Net loss	$(3,330)	$(829)	$(8,992)	$(1,128)

Loss per share:
Basic	$(0.29)	$(0.07)	$(0.78)	$(0.10)
Diluted	$(0.29)	$(0.07)	$(0.78)	$(0.10)

Weighted average shares:
Basic	11,509	11,445	11,503	11,441
Diluted	11,509	11,445	11,503	11,441

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,189	$3,163	$6,424	$6,314
Capital Expenditures	$1,114	$774	$2,815	$1,702
Dividends Paid	$2,977	$2,968	$5,954	$5,934

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2018	September 30, 2017
(In thousands)	(Unaudited)

Assets:

Cash and cash equivalents and short-term investments	$69,162	$95,188

Restricted cash	22,943	15,104

Other current assets	143,806	139,779

Property, plant and equipment (net)	134,675	139,420

Restricted cash (non-current)	7,535	9,747

Long-term assets	22,016	15,748

Total assets	$400,137	$414,986

Liabilities and equity:

Current liabilities	$85,707	$85,579

Long-term debt, net of current maturities	1,200	1,600

Deferred and other long-term liabilities	6,838	6,511

Stockholders’ equity	306,392	321,296

Total liabilities and stockholders’ equity	$400,137	$414,986

SELECTED FINANCIAL DATA:

Working capital	$150,204	$164,492